Exhibit 99.1

SOHU.COM REPORTS FIRST QUARTER 2017 UNAUDITED FINANCIAL RESULTS

BEIJING, April 24, 2017 –Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, video, search and gaming business group, today reported unaudited financial results for the first quarter ended March 31, 2017.

First Quarter Highlights

•	Total revenues were US$374 million[1], down 8% year-over-year and 9% quarter-over-quarter.

•	Brand advertising revenues were US$81 million, down 35% year-over-year and 18% quarter-over-quarter.

•	Sogou[2] revenues were US$162 million, up 10% year-over-year and down 5% quarter-over-quarter.

•	Online game revenues were US$85 million, down 17% year-over-year and 11% quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$69 million, or US$1.77 loss per fully-diluted share. Non-GAAP[3] net loss attributable to Sohu.com Inc. was US$68 million, or US$1.75 loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “We are off a solid start in 2017 as we delivered in-line results in the first quarter. For Sohu Media Portal, we launched a re-designed front page of our PC portal to meet the changing habits of users in the mobile era. For Sohu Video, we continued to shift more resources to self-produced content, and made subscription business one of our key priorities this year. Sogou achieved better-than-expected top line results as its mobile search traffic maintained robust growth. Changyou’s online game business performed well in the first quarter and our new Legacy TLBB mobile game is set to debut in mid-May.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “In the first quarter, Sogou had a good start in our search business as well as our initiatives in artificial intelligence, or AI. We continued to build our competitive edge with differentiated content for our search service, enhancing the quality of healthcare and English search results. In the AI space, our development of voice technology and machine translation progressed well. Revenues in the first quarter topped our prior expectations and were also faster than the industry growth, driven by a 50% jump in mobile search traffic from a year ago.”

First Quarter Financial Results

Revenues

Total revenues for the first quarter of 2017 were US$374 million, down 8% year-over-year and 9% quarter-over-quarter.

Total online advertising revenues, which include revenues from the brand advertising and search and search-related businesses, for the first quarter of 2017 were US$223 million, down 14% year-over-year and 11% quarter-over-quarter.

Brand advertising revenues for the first quarter of 2017 totaled US$81 million, down 35% year-over-year and 18% quarter-over-quarter. The year-over-year decrease was mainly attributable to decreases in revenues from the video and real estate advertising businesses. The quarter-over-quarter decrease was mainly attributable to decreases in revenues from the media portal and real estate advertising businesses.

Search and search-related revenues for the first quarter of 2017 were US$142 million, up 6% year-over-year and down 7% quarter-over-quarter. The year-over-year increase was mainly driven by healthy growth in mobile traffic and monetization. The quarter-over-quarter decrease was mainly due to seasonal factors.

[1]	On a constant currency (non-GAAP) basis, if the exchange rate in the first quarter of 2017 had been the same as it was in the first quarter of 2016, or RMB6.53=US$1.00, US$ total revenues in the first quarter of 2017 would have been US$394 million, or US$20 million higher than GAAP total revenues, and down 3% year-over-year.
[2]	Sogou operates the search and search-related business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. In the statements of operations, revenues from search and search-related services are recorded as “Search and search-related” revenue, and revenues from IVAS are recorded as “Others” revenue.
[3]	Non-GAAP results exclude share-based compensation expense. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Online game revenues for the first quarter of 2017 were US$85 million, down 17% year-over-year and 11% quarter-over-quarter. The year-over-year decrease was mainly due to the natural decline in revenues of Changyou’s older games. The quarter-over-quarter decrease was mainly due to a seasonal downturn of revenues from TLBB around the Chinese New Year holidays in the first quarter of 2017, as well as the natural decline in revenues of Changyou’s older games.

Gross Margin

GAAP gross margin for the first quarter of 2017 was 41%, compared with 53% in the first quarter of 2016 and 44% in the fourth quarter of 2016. Non-GAAP gross margin for the first quarter of 2017 was 42%, compared with 53% in the first quarter of 2016 and 44% in the fourth quarter of 2016.

Both GAAP and non-GAAP gross margin for the online advertising business for the first quarter of 2017 was 27%, compared with 43% in the first quarter of 2016 and 33% in the fourth quarter of 2016.

GAAP gross margin for the brand advertising business in the first quarter of 2017 was 1%, compared with 32% in the first quarter of 2016 and 9% in the fourth quarter of 2016. Non-GAAP gross margin for the brand advertising business was 2%, compared with 32% in the first quarter of 2016 and 9% in the fourth quarter of 2016. The year-over-year decrease was mainly due to a decline in revenues and increased video content cost. The quarter-over-quarter decrease was mainly due to a decline in revenues.

Both GAAP and non-GAAP gross margin for the search and search-related business in the first quarter of 2017 was 42%, compared with 54% in the first quarter of 2016 and 48% in the fourth quarter of 2016. The year-over-year decrease was mainly due to higher traffic acquisition cost as a percentage of search and search-related revenues.

Both GAAP and non-GAAP gross margin for online games in the first quarter of 2017 was 81%, compared with 75% in the first quarter of 2016 and 78% in the fourth quarter of 2016. The year-over-year and quarter-over-quarter increases in gross margin were due to a smaller percentage revenue contribution from mobile games, which typically require additional revenue-sharing payments.

Operating Expenses

For the first quarter of 2017, GAAP operating expenses totaled US$203 million, up 1% year-over-year and down 13% quarter-over-quarter. Non-GAAP operating expenses were US$195 million, down 2% year-over-year and 15% quarter-over-quarter. The quarter-over-quarter decrease was mainly due to decreased expenses for marketing and promotion activities.

Operating Profit /(Loss)

GAAP operating loss for the first quarter of 2017 was US$47 million, compared with an operating profit of US$15 million in the first quarter of 2016 and an operating loss of US$52 million in the fourth quarter of 2016. The year-over-year change in profitability was mainly attributable to the decrease in brand advertising and online games revenues as well as an increase in video content cost.

Non-GAAP operating loss for the first quarter of 2017 was US$40 million, compared with an operating profit of US$15 million in the first quarter of 2016 and an operating loss of US$49 million in the fourth quarter of 2016.

Income Tax Expense

Both GAAP and non-GAAP income tax expense was US$11 million for the first quarter of 2017, compared with income tax expense of US$12 million in the first quarter of 2016 and income tax expense of US$6 million in the fourth quarter of 2016.

Net Income /(Loss)

Before deducting the share of net income pertaining to non-controlling interest, GAAP net loss for the first quarter of 2017 was US$50 million, compared with a net income of US$11 million in the first quarter of 2016 and net loss of US$37 million in the fourth quarter of 2016. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net loss for the first quarter of 2017 was US$43 million, compared with a net income of US$11 million in the first quarter of 2016 and net loss of US$34 million in the fourth quarter of 2016.

GAAP net loss attributable to Sohu.com Inc. for the first quarter of 2017 was US$69 million, or US$1.77 loss per fully-diluted share, compared with a net loss of US$21 million in the first quarter of 2016 and net loss of US$66 million in the fourth quarter of 2016. Non-GAAP net loss attributable to Sohu.com Inc. for the first quarter of 2017 was US$68 million, or US$1.75 loss per fully-diluted share, compared with a net loss of US$22 million in the first quarter of 2016 and net loss of US$69 million in the fourth quarter of 2016.

Liquidity

As of March 31, 2017, the Sohu Group had cash and cash equivalents and short-term investments of US$1.25 billion compared with US$1.30 billion as of December 31, 2016.

Recent Development

On April 22, 2017, the Company’s Board of Directors (the “Board”) appointed Mr. Dave De Yang as a member of the Board to fill a vacancy in the Board and as a member of the Audit Committee (the “Audit Committee”) of the Board Mr. Yang has been appointed to the class of directors whose term will expire at the Company’s 2018 annual meeting of stockholders.

Mr. Yang became a Partner in and the Chief Financial Officer of Dalton International, a private equity firm based in Chicago, in 2017. From 2012 through 2016, Mr. Yang served as Chief Financial Officer for the North Asia region, including China, Hong Kong, Taiwan, Japan, and Korea, of Reckitt Benckiser, a London-based company that is listed on the London Stock Exchange and is included in the FTSE 100 Index. Prior to joining Reckitt Benckiser, Mr. Yang worked for McDonald’s Corporation as a senior financial director, including an international assignment as the Corporate Controller of McDonald’s China for three and half years. Prior to that role, he served as acting controller of McDonald’s India and Indonesia divisions and as a senior director of McDonald’s Corporation in the Asia Pacific, Middle East and Africa division, where he oversaw the development and supervision of financial strategy and policy. Prior to joining McDonald’s Corporation, Mr. Yang worked in the U.S. business unit of Ernst & Young LLP for seven years in various positions, including as a group manager. During Mr. Yang’s tenure at Ernst & Young LLP, he focused on business risk management consultation, corporate M&A, restructuring of corporate internal management processes, internal audits, risk assessment, control system designs, and auditing of corporate financial statements, primarily for Fortune 500 companies. Mr. Yang has a master of business administration degree from the City University of New York, a master’s degree in Management and Engineering from the Graduate School of the Chinese Academy of Sciences in Beijing, and a bachelor’s degree in physics from the University of Science and Technology of China. Mr. Yang is a member of the U.S. Institute of Certified Internal Auditors, the Institute of Certified Public Accountants and the Institute of Certified Management Accountants. Mr. Yang has served as a member of the Board of Directors and of the Audit Committee of the Company’s majority-owned subsidiary Changyou since 2009.

Business Outlook

For the second quarter of 2017, Sohu estimates:

•	Total revenues to be between US$390 million and US$420 million.

•	Brand advertising revenues to be between US$85 million and US$95 million; this implies an annual decrease of 16% to 25% and a sequential increase of 4% to 17%.

•	Sogou revenues to be between US$190 million and US$200 million; this implies an annual increase of 8% to 14% and a sequential increase of 17% to 23%.

•	Online game revenues to be between US$75 million and US$85 million; this implies an annual decrease of 14% to 24% and a sequential decrease of nil to 12%.

•	Before deducting the share of non-GAAP net income pertaining to non-controlling interest, non-GAAP net loss to be between US$50 million and US$60 million. Assuming no new grants of share-based awards and that the market price of our shares is unchanged; we estimate that compensation expense relating to share-based awards will be around US$4 million. Including the impact of these share-based awards, GAAP net loss before non-controlling interest to be between US$54 million and US$64 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$70 million and US$80 million, and non-GAAP loss per fully-diluted share to be between US$1.80 and US$2.05. Including the impact of the aforementioned share-based awards, and approximately US$5 million of Sohu’s economic interests in Changyou and Sogou, GAAP net loss attributable to Sohu.com Inc. to be between US$79 million and US$89 million, and GAAP loss per fully-diluted share to be between US$2.05 and US$2.30.

For the second quarter 2017 guidance, the Company has adopted a presumed exchange rate of RMB7.00=US$1.00, as compared with the actual exchange rate of approximately RMB6.53=US$1.00 for the second quarter of 2016, and RMB6.88=US$1.00 for the first quarter of 2017.

Guidance for the second quarter excludes the impact of Changyou’s Legacy TLBB Mobile game, which is scheduled to launch in May 2017.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy; exchange rate fluctuations, including their potential impact on the Chinese economy and on Sohu’s reported US dollar results; recent slow-downs in the growth of the Chinese economy; the uncertain regulatory landscape in the People’s Republic of China; fluctuations in Sohu’s quarterly operating results; Sohu’s current and projected future losses due to increased spending by Sohu for video content; the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires; and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, April 24, 2017 (8:30 p.m. Beijing/Hong Kong time, April 24, 2017) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6713-5090
Hong Kong:	+852-3018-6771
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on April 24 through May 1, 2017. The dial-in details for the telephone replay are:

International:	+1-646-254-3697
Passcode:	5644819

The live Webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s Website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twenty-first year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016
Revenues:
Online advertising
Brand advertising	$81,412	$98,695	$125,503
Search and search-related	142,035	152,500	133,814

Subtotal	223,447	251,195	259,317

Online games	85,325	95,400	102,529
Others	65,331	65,164	46,106

Total revenues	374,103	411,759	407,952

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $159, $-91, $62, respectively)	80,197	89,658	85,636
Search and search-related (includes stock-based compensation expense of $3, $168, $0, respectively)	82,107	79,611	62,092

Subtotal	162,304	169,269	147,728

Online games (includes stock-based compensation expense of $24, $-5, $-7, respectively)	16,505	20,936	26,133
Others	40,070	41,606	18,986

Total cost of revenues	218,879	231,811	192,847

Gross profit	155,224	179,948	215,105

Operating expenses:
Product development (includes stock-based compensation expense of $2,327, $3,383, $-3, respectively)	84,098	91,499	82,679
Sales and marketing (includes stock-based compensation expense of $665, $1,467, $14, respectively)	90,086	116,183	90,047
General and administrative (includes stock-based compensation expense of $4,051, $-1,949, $367, respectively)	28,350	23,914	27,607

Total operating expenses	202,534	231,596	200,333

Operating (loss) /profit	(47,310)	(51,648)	14,772

Other income	4,099	6,258	3,924
Interest income	4,471	5,051	5,837
Interest expense	(175)	(205)	(698)
Exchange difference	(766)	9,257	(1,022)

(Loss) /income before income tax expense	(39,681)	(31,287)	22,813

Income tax expense	10,672	5,800	11,868

Net (loss) /income	(50,353)	(37,087)	10,945

Less: Net income attributable to the noncontrolling interest shareholders	17,895	28,810	31,231

Net loss attributable to Sohu.com Inc.	(68,248)	(65,897)	(20,286)

Basic net loss per share attributable to Sohu.com Inc.	$(1.76)	$(1.70)	$(0.52)

Shares used in computing basic net loss per share attributable to Sohu.com Inc.	38,811	38,739	38,666

Diluted net loss per share attributable to Sohu.com Inc.	$(1.77)	$(1.71)	$(0.53)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,811	38,739	38,666

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Mar. 31, 2017	As of Dec. 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$968,949	$1,050,957
Short-term investments	282,976	247,926
Accounts receivable, net	173,501	189,167
Prepaid and other current assets	257,046	260,133
Assets held for sale (a)	—	103,079

Total current assets	1,682,472	1,851,262

Long-term investments	75,153	74,273
Fixed assets, net	497,082	503,631
Goodwill (a)	152,957	68,290
Intangible assets, net	37,994	32,131
Restricted time deposits	269	269
Prepaid non-current assets	4,547	4,734
Other assets	25,953	29,100

Total assets	$2,476,427	$2,563,690

LIABILITIES
Current liabilities:
Accounts payable	$208,836	$193,209
Accrued liabilities	292,820	324,876
Receipts in advance and deferred revenue	115,497	118,951
Accrued salary and benefits	71,331	92,475
Taxes payable	44,095	40,014
Other short-term liabilities	159,475	159,315
Liabilities held for sale (a)	—	3,902

Total current liabilities	$892,054	$932,742

Long-term accounts payable	1,046	744
Long-term tax payable	30,339	32,625
Deferred tax liabilities	40,669	39,784

Total long-term liabilities	$72,054	$73,153

Total liabilities	$964,108	$1,005,895

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	929,605	993,580
Noncontrolling Interest	582,714	564,215

Total shareholders’ equity	$1,512,319	$1,557,795

Total liabilities and shareholders’ equity	$2,476,427	$2,563,690

Note:

(a)	In the third quarter of 2016, Changyou’s management had an intention to divest its interest in MoboTap. Therefore, the assets and liabilities of MoboTap were recognized as assets-held-for-sale and liabilities-held-for-sale, respectively, in the financial statements for the third and fourth quarters of 2016. In the first quarter of 2017, due to the suspension of the negotiation with the potential buyers of Mobotap, Changyou’s management determined that the disposal is unlikely to be completed within one year. As a result, the assets-held-for-sale and liabilities-held-for-sale related to Mobotap have been reclassified as respective assets and liabilities, in the balance sheet as of Mar. 31, 2017.

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Mar. 31, 2017				Three Months Ended Dec. 31, 2016				Three Months Ended Mar. 31, 2016
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		159	(a)			(91	) (a)			62	(a)

Brand advertising gross profit	$1,215	$159		$1,374	$9,037	$(91)		$8,946	$39,867	$62		$39,929

Brand advertising gross margin	1%			2%	9%			9%	32%			32%

		3	(a)			168	(a)			—	(a)

Search and search-related gross profit	$59,928	$3		$59,931	$72,889	$168		$73,057	$71,722	$—		$71,722

Search and search-related gross margin	42%			42%	48%			48%	54%			54%

		162	(a)			77	(a)			62	(a)

Online advertising gross profit	$61,143	$162		$61,305	$81,926	$77		$82,003	$111,589	$62		$111,651

Online advertising gross margin	27%			27%	33%			33%	43%			43%

		24	(a)			(5	) (a)			(7	) (a)

Online games gross profit	$68,820	$24		$68,844	$74,464	$(5)		$74,459	$76,396	$(7)		$76,389

Online games gross margin	81%			81%	78%			78%	75%			75%

Others gross profit	$25,261	$—	(a)	$25,261	$23,558	$—	(a)	$23,558	$27,120	$—	(a)	$27,120

Others gross margin	39%			39%	36%			36%	59%			59%

		186	(a)			72	(a)			55	(a)

Gross profit	$155,224	$186		$155,410	$179,948	$72		$180,020	$215,105	$55		$215,160

Gross margin	41%			42%	44%			44%	53%			53%

Operating expenses	$202,534	$(7,043	) (a)	$195,491	$231,596	$(2,901	) (a)	$228,695	$200,333	$(378	) (a)	$199,555

		7,229	(a)			2,973	(a)			433	(a)

Operating (loss) /profit	$(47,310)	$7,229		$(40,081)	$(51,648)	$2,973		$(48,675)	$14,772	$433		$15,205

Operating margin	-13%			-11%	-13%			-12%	4%			4%

Income tax expense	$10,672	$—	(a)	$10,672	$5,800	$—	(a)	$5,800	$11,868	$—	(a)	$11,868

		7,229	(a)			2,973	(a)			448	(a)

Net (loss) /income before non-controlling interest	$(50,353)	$7,229		$(43,124)	$(37,087)	$2,973		$(34,114)	$10,945	$448		$11,393

		7,229	(a)			2,973	(a)			448	(a)
		(6,302	) (b)			(6,051	) (b)			(1,403	) (b)

Net loss attributable to Sohu.com Inc. for diluted net loss per share	$(68,664)	$927		$(67,737)	$(66,411)	$(3,078)		$(69,489)	$(20,576)	$(955)		$(21,531)

Diluted net loss per share attributable to Sohu.com Inc.	$(1.77)			$(1.75)	$(1.71)			$(1.79)	$(0.53)			$(0.56)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,811			38,811	38,739			38,739	38,666			38,666

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou under the treasury stock method.